Exhibit 99.1

SUPER LEAGUE GAMING ANNOUNCES PRICING OF $8.4 MILLION UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

SANTA MONICA, Calif., August 27, 2020 -- Super League Gaming (Super League or the Company) (Nasdaq: SLGG), a global leader in competitive video gaming and esports entertainment for everyday players around the world, today announced the pricing of an underwritten public offering of 4,540,541 shares of its common stock at a public offering price of $1.85 per share. Gross proceeds from the offering, before underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $8.4 million. In addition, Super League has granted the underwriter a 30-day option to purchase up to an additional 681,081 shares of common stock at the same public offering price per share, to cover over-allotments, if any.

Super League currently intends to use the net proceeds from the offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures.

The offering is expected to close on August 31, 2020, subject to customary closing conditions.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (Nasdaq: NHLD), is acting as sole book-running manager for the offering.

The offering is being made pursuant to an effective registration statement on Form S-1 (File No. 333-248248), previously filed with the U.S. Securities and Exchange Commission (SEC) on August 21, 2020 and declared effective on August 26, 2020, as well as a related registration statement filed with the SEC on August 27, 2020 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which became effective automatically upon filing with the SEC. The securities may be offered only by means of a prospectus. A preliminary prospectus describing the terms of the public offering has been filed with the SEC. A final prospectus will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. When available, electronic copies of the final prospectus relating to the offering may be obtained from: National Securities Corporation, 200 Vesey St., 25th Floor, New York, NY 10281, by telephone at (212) 417-3634 or by email at prospectusrequest@nationalsecurities.com.

Before investing in the offering, you should read in their entirety the prospectus and the other documents that Super League has filed with the SEC that are incorporated by reference in the prospectus, which provide more information about Super League.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Super League Gaming

Super League Gaming (Nasdaq: SLGG) is a leading gaming community and content platform that gives everyday gamers multiple ways to connect and engage with others while enjoying the video games they love. Powered by proprietary technology systems, Super League offers players the ability to create gameplay-driven experiences they can share with friends, the opportunity to watch live streaming broadcasts and gameplay highlights across digital and social channels, and the chance to compete in events and challenges designed to celebrate victories and achievements across multiple skill levels. With gameplay and content offerings featuring more than a dozen of the top video game titles in the world, Super League is building a broadly inclusive, global brand at the intersection of gaming, experiences and entertainment. Whether to access its expanding direct audience or the company’s unique content production and virtual event capabilities, third parties ranging from consumer brands, video game publishers, television companies, traditional sports organizations, concert promoters, and more, are turning to Super League to provide integrated solutions that drive business growth.

Forward-Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to our expectations regarding the completion of the proposed public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of shares of common stock, the final terms of the proposed public offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed public offering on the anticipated terms, or at all. We will need to raise additional capital to fund our operations and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our current business initiatives. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Certain other risks are more fully discussed in the section entitled "Risk Factors" in the preliminary prospectus and the final prospectus relating to the public offering, our most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the SEC. Our SEC filings are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements represent our views only as of the issuance of this release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Investor Relations:
Sean McGowan and Cody Slach
Gateway Investor Relations
(949) 574-3860
SLG@GatewayIR.com

Media Contact:
Gillian Sheldon
(213) 718-3880
Gillian.Sheldon@superleague.com